SECOND AMENDMENT

TO THE

EXPENSE LIMITATION AGREEMENT

This amendment is effective as of the date stated below, by and between Vontobel Asset Management, Inc. (the “Investment Adviser”) and Advisers Investment Trust (the “Trust”) on behalf of the funds advised by the Investment Adviser.

WHEREAS, the parties entered into an Expense Limitation Agreement effective November 14, 2014 (the “Agreement”) with regard to fee reductions and expense reimbursements for the benefit of the funds advised by the Investment Adviser; and

WHEREAS, the Trust was formerly a business trust registered with the Secretary of State of Ohio; and

WHEREAS, the Trust converted to a statutory trust, registered with the Secretary of State of Delaware, effective March 31, 2017; and

WHEREAS, the parties desire to amend the Agreement in the manner herein set forth.

NOW THEREFORE, pursuant to Section 5 of the Agreement, the parties hereby amend the Agreement in the following form:

1.	The introductory paragraph is hereby amended to reflect that the Trust is a Delaware statutory trust rather than an Ohio business trust; and

2.	Section 7 is hereby amended to reflect that the Declaration of Trust is filed with the Secretary of State of Delaware.

ADVISERS INVESTMENT TRUST		VONTOBEL ASSET MANAGEMENT, INC.
on behalf of the funds advised by the
Investment Adviser

By:	/s/ Dina Tantra	By:	/s/ Joseph Mastoloni
Name:	Dina A. Tantra	Name/Title:	Joseph Mastoloni, CCO
Title:	President

		By:	/s/ Philipp Hensler
		Name/Title:	Philipp Hensler, CEO

Effective as of March 31, 2017